Exhibit (a)(1)
CERTIFICATE OF TRUST
OF
CAREY CREDIT INCOME FUND 2017 T
This Certificate of Trust of Carey Credit Income Fund 2017 T (the "Trust") is being duly executed and filed on behalf of the Trust by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the "Act").
1.Name. The name of the statutory trust formed by this Certificate of Trust is Carey Credit Income Fund 2017 T.
2.    Delaware Trustee. The name and address of the trustee of the Trust in the State of Delaware are: Wilmington Trust, National Association, 1100 North Market Street, Wilmington, Delaware 19890-0001; Attention: Corporate Trust Administration.
3.    Effective Date. This Certificate of Trust shall be effective upon filing.
IN WITNESS WHEREOF, the undersigned have duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.
Wilmington Trust, National Association, not in its individual capacity but solely as Trustee

By: /s/ David B. Young
Name: David. B. Young
Title: Vice President

/s/ Mark Goldberg
Mark Goldberg not in his individual capacity but solely as Trustee